Exhibit 99

LETTER OF TRANSMITTAL

DUPONT DE NEMOURS, INC.

OFFER TO EXCHANGE

Up to $684,398,000 aggregate principal amount of 4.725% Notes due 2028 for a like aggregate principal amount of 4.725% Notes due 2028, in a transaction registered under the Securities Act of 1933, as amended (the “Securities Act”).

PURSUANT TO THE PROSPECTUS

DATED    , 2026

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON     , 2026, SUBJECT TO THE COMPANY’S RIGHT TO EXTEND THE EXPIRATION DATE FOR THE EXCHANGE OFFER (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”). TENDERS MAY BE WITHDRAWN PRIOR TO THE EXPIRATION DATE.

The Exchange Agent for the Exchange Offer is:

U.S. Bank Trust Company, National Association

(the “Exchange Agent”)

By Registered or Certified Mail, Overnight Delivery:

Global Corporate Trust Services

111 Fillmore Avenue E

St. Paul, Minnesota 55107

Attn: Specialized Finance

For Information Email:

Email.: cts.specfinance@usbank.com

IF YOU WISH TO EXCHANGE CURRENTLY OUTSTANDING ORIGINAL NOTES (AS DEFINED BELOW) FOR A LIKE AGGREGATE PRINCIPAL AMOUNT OF EXCHANGE NOTES (AS DEFINED BELOW) THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT PURSUANT TO THE EXCHANGE OFFER, YOU MUST VALIDLY TENDER (AND NOT VALIDLY WITHDRAW) ORIGINAL NOTES TO THE EXCHANGE AGENT PRIOR TO THE EXPIRATION DATE BY CAUSING AN AGENT’S MESSAGE TO BE RECEIVED BY THE EXCHANGE AGENT PRIOR TO SUCH TIME.

You acknowledge that you have received the prospectus, dated     , 2026 (as amended or supplemented, the “Prospectus”), of DuPont de Nemours, Inc., a Delaware corporation (the “Company”) and this Letter of Transmittal (the “Letter”), which together constitute the Company’s offer (the “Exchange Offer”) to exchange up to the aggregate principal amount outstanding of Original Notes (as defined below) for a like aggregate principal amount of Exchange Notes (as defined below), in a transaction registered under the Securities Act.

Series of Original Notes (the “Original Notes”)	Aggregate Principal Amount Outstanding	Series of Notes Registered Under the Securities Act (the “Exchange Notes”)
4.725% Notes due 2028	$684,398,000	4.725% Notes due 2028

Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Prospectus. Annex I hereto lists the CUSIP numbers and ISINs with respect to the Original Notes.

For each Original Note accepted for exchange, the holder of such Original Note will receive an Exchange Note having a principal amount equal to the principal amount of the surrendered Original Note. Holders of the Exchange Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest on the corresponding Original Notes has been paid. If the regular record date for the first interest payment date would be a date prior to the settlement date of the Exchange Offer, the record date for such first interest payment date will be the day immediately preceding such first interest payment date.

The terms of the Exchange Notes are substantially identical to the terms of the Original Notes, except that the offering of the Exchange Notes will be registered under the Securities Act and the transfer restrictions, special mandatory redemption, registration rights and payment of additional interest in case of non-registration applicable to the Original Notes do not apply to the Exchange Notes.

The Company reserves the right to extend the Exchange Offer at its discretion, in which event the term “Expiration Date” for the Exchange Offer shall mean the latest time and date to which the Exchange Offer is extended. The Company will give oral or written notice of any extension to the Exchange Agent and, as promptly as practicable, to holders of the Original Notes.

This Letter is to be used by holders of the Original Notes. Tenders of Original Notes are to be made by book-entry transfer in accordance with the procedures set forth in the Prospectus under the caption “The Exchange Offer—Procedures for Tendering—Procedures for Tendering Original Notes” and by delivering an Agent’s Message. The term “Agent’s Message” means a message, transmitted by DTC to and received by the Exchange Agent and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the tendering participant in its Automated Tender Offer Program stating that such participant has received and agrees to be bound by this Letter and that the Company may enforce this Letter against such participant. The term “Book-Entry Confirmation” means a timely confirmation of a book-entry tender of Original Notes into the Exchange Agent’s account at DTC. By using the Automated Tender Offer Program procedures to tender outstanding Original Notes, you will not be required to deliver this Letter to the Exchange Agent. However, you will be bound by its terms, and you will be deemed to have made the acknowledgments and the representations and warranties it contains, just as if you had signed it.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY

Ladies and Gentlemen:

By tendering Original Notes, you hereby represent and acknowledge to the Company that (i) you have full power and authority to tender, exchange, sell, assign and transfer the Original Notes you are tendering and that the Company will acquire good, marketable and unencumbered title to the Original Notes, free and clear of all security interests, liens, restrictions, charges and encumbrances or other obligations relating to their sale or transfer and not subject to any adverse claim when the Original Notes are accepted by the Company, (ii) the Exchange Notes acquired in connection with the Exchange Offer are being obtained in your ordinary course of business, (iii) you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the Exchange Notes you will receive in the Exchange Offer and (iv) you are not an “affiliate” (as defined in Rule 405 under the Securities Act) of the Company.

If you are a broker-dealer, you represent and acknowledge to the Company that you are not engaged in, and do not intend to engage in, a distribution of the Exchange Notes, and that you will receive Exchange Notes for your own account in exchange for Original Notes that were acquired by you as a result of market-making activities or other trading activities and that you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering such a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act (other than in connection with a resale of an unsold allotment from the original sale of the Original Notes).

You also acknowledge that the Exchange Offer is being made by the Company based upon the Company’s understanding of interpretations by the staff of the SEC as set forth in no-action letters issued to third parties, that the Exchange Notes issued in exchange for the Original Notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that: (i) such holder is not an “affiliate”, as defined in Rule 405 under the Securities Act, of the Company; (ii) such Exchange Notes received by you are acquired in the ordinary course of your business; and (iii) such holder is not engaged in, does not intend to engage in, and has no arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the Exchange Notes.

However, the Company has not sought its own no-action letter and therefore the staff of the SEC has not considered the Exchange Offer in the context of a no-action letter. There can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in other circumstances. If a holder of Original Notes is an affiliate of the Company, acquires the Exchange Notes other than in the ordinary course of such holder’s business or is engaged in or intends to engage in a distribution of the Exchange Notes or has any arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired pursuant to the Exchange Offer, such holder could not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

Any of your obligations hereunder shall be binding upon your successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives and shall not be affected by, and shall survive, your death or incapacity.

INSTRUCTIONS

Forming Part of the Terms and Conditions of the

OFFER TO EXCHANGE

Up to $684,398,000 aggregate principal amount of 4.725% Notes due 2028 for a like aggregate principal amount of 4.725% Notes due 2028, in a transaction registered under the Securities Act.

PURSUANT TO THE PROSPECTUS

DATED     , 2026

1. Book-Entry Confirmations.

An Agent’s Message stating that the holder has expressly acknowledged receipt of, and agrees to be bound by and held accountable by, this Letter, is to be received with respect to holders of Original Notes in connection with tenders made pursuant to the procedures for delivery by book-entry transfer set forth in the “The Exchange Offer—Procedures for Tendering—Procedures for Tendering Original Notes” section of the Prospectus. A Book-Entry Confirmation, including an Agent’s Message, must be received by the Exchange Agent prior to the Expiration Date.

2. Partial Tenders.

Holders may tender some or all of their Original Notes in connection with the Exchange Offer, but only in (i) principal amounts of $2,000 or integral multiples of $1,000 in excess thereof. Holders who tender less than all of their Original Notes must continue to hold Original Notes in at least a minimum denomination of $2,000.

3. Validity of Tenders.

The Company will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered Original Notes and the Company’s determination shall be final and binding on all parties. The Company reserves the absolute right to reject any and all Original Notes not properly tendered or any Original Notes whose acceptance by the Company would, in the opinion of its counsel, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to any particular Original Notes either before or after the Expiration Date. The Company’s interpretation of the terms and conditions of the Exchange Offer will be final and binding on all parties.

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